UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 15, 2009
Western Reserve Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-51264	31-1566623

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4015 Medina Road, Suite 100, Medina, Ohio		44256

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 330-764-3131
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On May 15, 2009, as part of the U.S. Department of the Treasury’s (the “Treasury”) Troubled Asset Relief Program Capital Purchase Program (“CPP”), Western Reserve Bancorp, Inc. (“Western”) entered into a Letter Agreement (“Letter Agreement”) and a Securities Purchase Agreement —Standard Terms (Non-Exchange-Traded QFIs, excluding S Corps and Mutual Organizations) attached thereto (the “Securities Purchase Agreement”), and a related Side Letter (the “Side Letter”) with the Treasury, pursuant to which (i) Western issued and sold, and the Treasury purchased, 4,700 shares of Western’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (the “Standard Preferred Shares”) for an aggregate purchase price of $4,700,000 in cash, and (ii) Western issued to the Treasury a warrant (the “Warrant”) to purchase up to 235.00235 shares of Western’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share (the “Warrant Preferred Shares”), at an exercise price of $0.01 per share. Treasury immediately exercised the Warrant (waiving the fractional shares) and Western issued 235 Warrant Preferred Shares to the Treasury.
     The issuance and sale of these securities was a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.
     Cumulative dividends on the Standard Preferred Shares will accrue on the liquidation preference at a rate of 5.0% per annum for the first five years, and at a rate of 9.0% per annum thereafter, but will be paid only if, as and when declared by Western’s Board of Directors. Cumulative dividends on the Warrant Preferred Shares will accrue on the liquidation preference at a rate of 9.0% per annum, but will be paid only if, as and when declared by Western’s Board of Directors. The Standard Preferred Shares and the Warrant Preferred Shares have no maturity date and rank senior to Western’s common stock (“Common Stock”) with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution and winding up of Western. The Standard Preferred Shares and Warrant Preferred Shares are generally non-voting and non-convertible to the Common Stock. Subject to the approval of the Board of Governors of the Federal Reserve System, the Standard Preferred Shares and the Warrant Preferred Shares are redeemable at the option of Western at 100% of their liquidation preference at any time and without penalty.
     The Securities Purchase Agreement contains limitations on the payment of dividends on the Common Stock (including the prohibition during the first three years on paying dividends on the Common Stock in excess of the amount of the last regular dividend declared by Western prior to November 17, 2008 without the consent of Treasury; the limitation on increases in dividends without the consent of Treasury to not more than 3% per year for the third through the tenth year of participation in the CPP; and the prohibition on the payment of any dividends after the tenth year until the liquidation preferences for both the Standard Preferred Shares and the Warrant Preferred Shares are paid in full) and on Western’s ability to repurchase its Common Stock and repurchase or redeem its trust preferred securities (including the requirement that any repurchase must first be approved by Treasury during the first ten years and thereafter are not permitted until the liquidation preferences for both the Standard Preferred Shares and the Warrant Preferred Shares are paid in full). In addition, the Securities Purchase Agreement contains certain executive compensation limitations included in the Emergency Economic Stabilization Act of 2008 (the “EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”).
     As a condition to the closing of the transaction, each of Western’s Senior Executive Officers (as defined in the Securities Purchase Agreement), including Edward J. McKeon, Cynthia A. Mahl and Brian K. Harr (the “Senior Executive Officers”), executed a waiver (the “Waiver”): (i) voluntarily waiving any claim against Treasury or Western for any changes to such persons’ compensation or benefits that are required to comply with Section 111 of the EESA and any rules or regulation issued under the EESA (the “EESA Restrictions”); (ii) acknowledging that the EESA Restrictions may require modification of such persons’ compensation, bonus, incentive and other benefit plans, arrangement and policies and agreements (including so-called “golden parachute” agreements) as they relate to the period Treasury holds any of the Standard Preferred Shares or Warrant Preferred Shares acquired through the CPP: and (iii) consenting to any such modifications as may be necessary to comply with the EESA Restrictions during the period that Treasury holds any of the Standard Preferred Shares or Warrant Preferred Shares.
     The Securities Purchase Agreement may be amended unilaterally by Treasury to the extent required to comply with any changes in applicable federal statutes after the executions thereof.

Item 3.02. Unregistered Sales of Equity Securities
     The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02.
Item 3.03. Material Modifications to Rights of Security Holders
     The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.03.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference into this Item 5.02.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     Effective May 15, 2009, Western amended its Articles of Incorporation to establish the terms of the Standard Preferred Shares and the Warrant Preferred Shares. A copy of the amendment, as filed with the Ohio Secretary of State, is furnished as exhibit 3 to this Form 8-K.
Item 9.01 Financial Statements and Exhibits.
     A copy of the amendment to the Articles of Incorporation of Western is attached as Exhibit 3.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Western Reserve Bancorp, Inc.
May 21, 2009	By:	/s/ Cynthia A. Mahl
		Name:	Cynthia A. Mahl
		Title:	Senior Vice President and Chief Financial Officer